Exhibit (j) (1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Hennessy Funds Trust
And the Shareholders of the Hennessy Funds:

We consent to the use of our reports dated December 23, 2015, on the statements of assets and liabilities, including the schedules of investments, of Hennessy Cornerstone Growth Fund, Hennessy Cornerstone Mid Cap 30 Fund, Hennessy Cornerstone Large Growth Fund, Hennessy Cornerstone Value Fund, Hennessy Large Value Fund, Hennessy Total Return Fund, Hennessy Balanced Fund, Hennessy Japan Fund and Hennessy Japan Small Cap Fund (each a series of Hennessy Funds Trust), as of October 31, 2015, and the related statements of operations for the year then ended, the statement of cash flows for the year then ended (Hennessy Total Return Fund only) the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, incorporated herein by reference and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Registration Statement.

/s/ KPMG LLP

Milwaukee, Wisconsin
February 25, 2016